Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “EA”) is made and entered into this 2nd day of February, 2012, by and among Bryce Engel (the “Executive”), a resident of Texas, and Penson Worldwide, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company has promoted Executive to the position of President and Chief Operating Officer of the Company and Executive has also assumed the role of President of Penson Financial Services, Inc. (“PFSI”).

In consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

I. Employment.

A. Executive’s employment pursuant to this EA is conditioned on Executive’s ongoing compliance with the Confidential Information, Intellectual Property Assignment and Arbitration Agreement, which was executed by Executive on February 26, 2009 and is attached as Exhibit A hereto (“Confidential Information Agreement”).

B. Commencing as of the date hereof (the “Effective Date”), and for an indefinite period thereafter, Executive shall be employed pursuant to this EA by the Company, or by a designated subsidiary of the Company (the Company or such subsidiary, as the case may be, that employs Executive will be hereinafter referred to as the “Employer”). Executive’s employment pursuant to this EA shall continue for an indefinite period, until terminated by either Executive or Employer.

C. Subject only to the provisions of Section VII, Executive’s employment shall be “at-will,” meaning that either Executive or Employer may terminate Executive’s employment at any time, with or without any advance notice and with or without any particular reason or cause or advance procedures. It also means that Executive’s job duties, responsibilities, title, reporting level, regular place of employment, compensation, benefits, and Employer’s policies and procedures can be changed, in the sole discretion of Employer, at any time, with or without advance notice and with or without any particular reason or cause or advance procedures.

D. In agreeing to be employed pursuant to this EA, Executive represents and warrants that Executive has not previously entered into, and in the future shall not enter into, any agreement, either written or oral, that conflicts with any of Executive’s obligations under this EA or may be an impediment to Executive providing services under this EA.

II. Position.

A. Executive shall be employed by Employer on a regular full–time basis, with the job title of President and Chief Operating Officer, reporting to the Company’s CEO and shall also assume the position of President of PFSI. Executive shall have such job duties and responsibilities commensurate with such position, which may change as Employer’s business needs and market conditions change from time to time.

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B. Executive’s initial, regular place or base of employment shall be at the Company’s principal office in Dallas, Texas.

C. During Executive’s employment with Employer, Executive shall devote Executive’s full business time, best efforts, abilities, energies, and skills to the good faith performance of Executive’s job duties and responsibilities hereunder, and shall perform said duties and responsibilities at all reasonable times and places in accordance with reasonable directions and requests made by the Employer consistent with Executive’s position and Employer’s business needs as determined by Employer. Executive shall not engage in any other employment, business, or business–related activity unless Executive receives prior written approval from Employer’s Board of Directors to hold such outside employment or engage in such business or activity, which written approval shall not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of Employer or otherwise conflict with or adversely affect in any way Executive’s ability to fulfill Executive’s obligations under this EA. Executive shall not be required to receive prior written approval for activities related to family investments or charitable organizations.

III. Cash Compensation.

A. Salary Compensation.

1. Effective as of the date hereof, Executive shall earn and be paid a salary, at a weekly rate of Eleven Thousand Five Hundred Thirty–Eight Dollars and Forty–Six Cents ($11,538.46), which is equivalent to Six Hundred Thousand Dollars and No Cents ($600,000.00) per annum. Notwithstanding the forgoing to the contrary, Executive agrees for the period from January 1, 2012, through March 31, 2012 that Executive shall earn and be paid a salary at a weekly rate of Ten Thousand Three Hundred Eighty-Four Dollars and Sixty-One Cents ($10,384.61), which is equivalent to Five Hundred Forty Thousand Dollars and No Cents ($540,000.00) per annum pursuant to this Section IIIA.1.

2. Executive’s salary shall be paid at periodic intervals in accordance with Employer’s regular payroll schedule and practices.

3. Executive’s salary rate shall be reviewed from time-to-time, generally on an annual basis, and may be changed by the Compensation Committee of Company’s Board of Directors (the “Compensation Committee”) in its sole discretion.

B. Annual Bonus Compensation Opportunities. Effective as of a date determined by the Compensation Committee of the Company, as a performance and retention incentive, Executive shall be eligible to earn an annual bonus award. For 2011, the annual bonus opportunity will be a target approved by the Compensation Committee of the Company with a minimum award of 25% being paid in cash. Beginning in 2012, the target bonus will be a target approved by the Compensation Committee of the Company with a minimum award of 25% being paid in cash. Any changes to targets for every year thereafter, the other terms and

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conditions of each such annual bonus award opportunity, shall be provided in writing to Executive not later than February 15 of the calendar year for which the bonus is to be earned and shall be attached to this Agreement each year as Attachment 1. If no changes are provided in writing, the target bonus will remain at the 2012 level. However, the following will apply to each annual bonus award opportunity made available to Executive during Executive’s employment with Employer.

1. Each annual bonus award opportunity will be conditioned on Employer’s achievement of calendar year revenue and net income objectives, and any other objectives, established in the discretion of the Board for the calendar year.

2. Each annual bonus award opportunity will be conditioned on Executive’s full–time active services to Employer continuously through the calendar year. However, should Executive be terminated without cause, leave for good reason, die, or become permanently disabled, Executive or his estate will be entitled to all bonus compensation that has been earned in accordance with the terms of the then applicable annual bonus award opportunity but not yet paid at the time of Executive’s departure, death, or permanent disability, including any bonus compensation earned for partial portions of a calendar year.

3. Any bonus awarded to Executive pursuant to this Section III. B shall be paid to Executive in accordance with the terms of Attachment 1; however, such bonus shall be paid to Executive not later than the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned.

4. The Employer may provide for periodic progress bonus awards against the total annual bonus opportunity.

C. Discretionary Bonuses. To the extent Employer exceeds both its revenue and its net income and/or any other objectives established for a calendar year by the Board, Executive shall be eligible for a discretionary bonus award, which would be in addition to Executive’s annual bonus award opportunity. Whether to grant such additional bonus award and, if so, in what form and amount, shall be determinations made in the sole discretion of the Board. Any such discretionary bonus shall be paid to Executive not prior to January 1 of the calendar year following the calendar year for which such bonus is earned and not later than the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned.

D. Withholdings. All cash compensation paid to Executive pursuant to this EA, including any Severance Benefits per Section VII.B., shall be subject to (i) any and all applicable federal, state, and local income and employment withholding taxes; (ii) other amounts required to be deducted or withheld by Employer under applicable law or order requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees; (iii) such other withholdings and deductions as may be allowed by applicable law; and (iv) such other withholdings and deductions as may be authorized in writing by Executive.

IV. Employee Benefits & Expenses.

A. Employee Benefits. Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to executive employees of Employer from

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time–to–time, subject to the terms, conditions, and relevant qualification criteria for such benefits and benefit plans. Employer, in its discretion, may change from time–to–time the employee benefits and benefit plans it generally makes available to its executive employees.

B. Expenses & Expense Reimbursement. Executive shall be entitled to reimbursement from Employer of all reasonable and necessary business, travel, and entertainment expenses incurred by Executive in the performance of Executive’s job responsibilities hereunder, subject to the expense reimbursement policies and procedures of Employer in effect from time–to–time. Executive must submit proper documentation for each such expense within one hundred twenty (120) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Employer shall reimburse Executive for that expense within thirty (30) business days thereafter. Subject to applicable law, in no event shall any such expense be reimbursed later than the close of the calendar year following the calendar year in which is incurred. The amount of reimbursement to which Executive becomes entitled in any calendar year will not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year. In addition, none of Executive’s rights to such reimbursement may be liquidated or exchanged for any other benefit or payment.

V. Equity

A. Stock Options & Change in Control. Executive will be eligible for stock options and other equity grants in the discretion of the Compensation Committee. The stock option and equity (for purposes of this Agreement, the terms “equity” and “equity shares” shall, as determined solely by the Company, also include restricted stock units issued in lieu of actual common stock of the Company) agreements for each grant to Executive shall contain the following terms relative to a “Change in Control” (defined in Section VI.B.2 below).

1. Immediately upon a “Change in Control,” twenty–five percent (25%) of all of Executive’s then–outstanding option and equity shares, under each agreement granted to Executive, shall immediately vest and be exercisable, unless Executive’s then–outstanding options and equity shares are not assumed by the surviving entity in such Change in Control transaction, in which case one hundred percent (100%) of Executive’s then–outstanding option and equity shares, under all stock options granted to Executive, shall immediately vest and be exercisable.

2. If Executive’s employment with the Company or a successor is terminated “Without Cause” (defined in Section VI.C, below) by the Company or its successor within 12 months after the effective date of a “Change in Control,” or if Executive terminates his employment with the Company or its successor for “Good Reason” within 12 months after the effective date of a “Change in Control,” then one hundred percent (100%) of Executive’s then–outstanding option and equity shares, under each agreement granted to Executive, shall immediately vest and be exercisable as of the effective date of Executive’s termination of employment (“Termination Date”) provided that the conditions of Section VII.A.2 and Section VII.B.2 (a)–(b) below have been satisfied by Executive.

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B. Stock Options at Death or Permanent Disability. The terms of each stock option and equity granted to Executive shall provide that one hundred percent (100%) of Executive’s then–outstanding option shares shall immediately vest and become exercisable in the event of Executive’s death or permanent disability.

VI. Termination of Employment

Although Executive’s employment shall be “at will,” termination of the employment relationship between Executive and Employer shall be classified in one of the following categories, for the limited purpose only of the Severance Benefit Opportunity of Section VII.B, below:

A. By Employer for Cause. Termination of Executive’s employment by Employer for “Cause” means a termination by Employer of Executive’s employment for any of the following reasons, upon written notice to Executive at any time:

1. Executive’s conviction or plea of nolo contendre to a felony offense or crime of violence or dishonesty; or

2. The Company’s good faith determination, upon majority vote of Company’s Board of Directors, that:

a. Executive has engaged in theft, fraud, embezzlement, or dishonest conduct with respect to any property or funds of Employer, any affiliate, subsidiary, or parent of Employer, or of any vendor, partner, employee, or customer of Employer that is harmful to Employer, to an affiliate, subsidiary, or parent of Employer or to the business, operations, reputation, or business prospects of any of them;

b. Executive has breached any of his obligations under the Confidential Information Agreement signed by Executive as a condition of this EA;

c. Executive has engaged in an act of misconduct which has had an adverse effect on the business, operations, reputation, or business prospects of Employer or of an affiliate, subsidiary, or parent of Employer;

d. Executive has failed to adequately perform the material duties or fulfill the responsibilities of Executive’ position; provided, however, that Employer shall have given written notice to Executive, and Executive shall have had a period of thirty (30) days within which to cure/remedy the failure(s), described in such written notice giving rise to possible termination for Cause under this Section VI.A.2.d; or

e. Executive has breached one or more of Executive’s other obligations under this EA; provided, however, that Employer shall have given written notice to Executive, and Executive shall have had a period of thirty (30) days within which to cure/remedy the breach, described in such written notice, giving rise to possible termination for by Employer for Cause under this Section VI.A.2.e.

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B. By Executive for Good Reason.

1. Termination of Executive’s employment by Executive shall qualify as a termination by Executive for “Good Reason” if all of the following conditions are met:

a. Executive shall have given advance written notice of termination to Employer (“Notice”), in accordance with Section VIII.H below, which includes the following:

(1) a description of the act, omission or breach giving rise to the Notice, and

(2) a date on which Executive intends the termination to be effective (“Termination Date”), that is no earlier than 30 days after the date the Notice is delivered to the Employer;

b. The act, omission or breach described in the Notice is one of the following:

(1) A material reduction, without Executive’s consent, of Executive’s salary rate or bonus award opportunity, unless the salary rates of all Employer’s executive–level employees also have been reduced by at least the same percent by which Executive’s salary rate has been reduced. For purposes of the foregoing, a reduction in Executive’s salary rate or bonus award opportunity by more than ten percent (10%) shall be deemed to be a material reduction;

(2) A material relocation, without Executive’s consent, of Executive’s regular place or base of employment. For purposes of the foregoing, a change of the geographic location of Executive’s regular place or base of employment by more than fifty (50) miles shall be deemed to be a material change; or

(3) A material breach by Employer of one or more of its obligations under this EA;

c. The act, omission or breach described in the Notice first occurred:

(1) during the 12 months after the effective date of a “Change in Control” of the Company and

(2) no earlier than 90 days before the date the Notice is delivered to the Employer; and

d. The Employer failed to remedy, before the Termination Date, the act, omission or breach described in the Notice.

2. A “Change in Control” means a change in the ownership or control of the Company, effected through any of the following transactions first occurring after the Company’s IPO;

a. a merger, consolidation, or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total

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combined voting power of the outstanding voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Company immediately prior to such transaction;

b. any stockholder–approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

c. the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

C. Without Cause. Executive’s employment is terminated “Without Cause” if it is terminated in any of the following circumstances:

1. due to Executive’s death;

2. due to Executive’s “Disability” which shall mean a termination upon written notice, or on such prospective date specified in such notice, delivered by the Employer to Executive, due to Executive’s inability, either with or without reasonable accommodation, by reason of any physical or mental injury, illness, or impairment, to substantially perform the essential functions required of Executive under this EA for a period of six (6) months during any rolling 12 month period;

3. upon any notice, written notice, or on such prospective date specified in such notice, delivered by the Employer to Executive, for a reason other than any of the reasons described as “Cause” in Section VI.A above; or

4. upon written notice, or on such prospective date specified in such notice, delivered by Executive to the Employer, for a reason other than reasons and the conditions that qualify as “Good Reason” under Section VI.B.1, above.

VII. Obligations Upon Termination.

A. Any Termination. In addition to any other obligations that may apply under the Confidential Information Agreement and/or under this EA, the Parties shall have the following obligations upon any termination of their employment relationship pursuant to this EA:

1. Employer:

a. Employer shall pay Executive (or Executive’s estate) any unpaid cash compensation earned by Executive pursuant to this EA through the Termination Date; and

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b. Employer shall allow Executive and/or Executive’s dependents, at their sole cost and expense, to continue participation after the Termination Date in those group health benefit plans in which Executive and/or Executive’s dependents are entitled to participate pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

c. Employer shall allow Executive and/or Executive’s estate, at their sole cost and expense, to exercise all of Executive’s vested option and equity shares, including those vested consistent with Section V.B, in accordance with the terms and conditions of the applicable agreements that govern such equity and option shares.

2. Executive:

a. No later than fifteen (15) days after the Termination Date, Executive shall return to Employer all items of property that had been provided for Executive’s use during employment with Employer or with any of its predecessors, or had been paid for by Employer or any of its predecessors, and

b. No later than fifteen (15) days after the Termination Date, Executive shall return to Employer all documents created or received during the course of Executive’s employment with Employer or with any of its predecessors, except Executive may retain Executive’s personal copies of documents evidencing Executive’s hire, compensation, benefits, stock options, this EA, the Confidential Information Agreement and any documents that may have been received by Executive as a stockholder of the Company.

B. Severance Benefit Opportunity. Subject to the conditions of Section VII.B.2 below, Employer shall provide Severance Benefits to Executive for the Severance Period in the event that Executive’s employment with Employer (i) is terminated by Employer Without Cause pursuant to Sections VI.C.1, 2, or 3 or (ii) is terminated by Executive for Good Reason. Such Severance Benefits, if and to the extent provided, are not compensation for past services or labor performed by Executive, but to preserve the goodwill existing between the Parties, to resolve any disputes or disagreements that may exist between them relating to Executive’s employment and the termination thereof, and to assist Employer and Executive to move onto other business and employment opportunities, respectively.

1. Severance Benefits during Severance Period. The “Severance Period” shall extend for twelve (12) months. It shall commence within sixty (60) days following the Executive’s “Separation from Service” (as defined in Section VII.B.3) due to his termination Without Cause or his resignation for Good Reason. “Severance Benefits” shall consist of the following:

a. Post–Termination Payments. Periodic payments at Executive’s weekly salary rate plus 50% of the current year’s total target bonus paid in cash (divided into periodic payments consistent to the payroll practice at that time) in effect just prior to the time of the act or omission resulting in Executive’s termination (“Severance Payments”). Such payments shall be paid during the Severance Period at periodic intervals in accordance with Employer’s regular payroll schedule and practices.

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Any salary continuation payments to which Executive becomes entitled in accordance with this Section VII.B.1 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, and each such payment that becomes due and payable during the period commencing with the date of Executive’s Separation from Service and ending on March 15 of the succeeding calendar year is hereby designated a “Short–Term Deferral Payment” and shall be paid during that period.

b. COBRA Premium Payments. Provided Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, Employer will reimburse Executive for the costs Executive incurs to obtain such continued coverage for himself and his eligible dependents (collectively, the “Coverage Costs”) during the Severance Period. In order to obtain reimbursement for such Coverage Costs, Executive must submit appropriate evidence to Employer of each periodic payment within sixty (60) days after the payment date, and Employer shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs were incurred; and (iii) Executive’s right to the reimbursement of such Coverage Costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs constitute taxable income to Executive, Employer shall report the reimbursement as taxable W–2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility.

2. Severance Benefit Conditions & Limitations.

a. In order to receive any Severance Benefits, Executive must execute a Post–Termination General Release of All Claims Agreement, in a form provided by Employer that is substantially similar in all material respects to Exhibit B hereto, which is made a part of this EA (“General Release”) within 21 days (or 45 days if such longer period is required under applicable law) following Executive’s Separation from Service; provided, however, that the General Release becomes effective and enforceable in accordance with its terms.

b. Executive shall provide, cooperatively and in good faith, to those person(s) designated by Employer, all information necessary to effectively transition to others Executive’s job, technical, operational, and financial information and knowledge, work product, and pending work, as and to the extent requested by Employer during the 60–day period after the Termination Date.

c. In order to receive and continue to receive Severance Benefits, Executive must comply with Executive’s obligations under the Confidential Information Agreement in accordance with its terms, and must comply with the restrictions of this Section VII.B.2.c. For the purposes of this Section VII.B.2.c, the following definitions shall apply: (i) “Business” means the development, marketing and sales of technology-based processing solutions for the

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execution, clearing, custody and settlement of securities, commodities, and/or foreign exchange transactions; (ii) “Customer” means any person, entity or business that was a customer, or was specifically targeted to become a customer, of the Employer or the Company during the one (1)-year period prior to the Termination Date; (iii) “Territory” means and includes each of the fifty (50) states of the United States of America and its protectorates, Canada, the United Kingdom, Japan, Australia, and Hong Kong; and (iv) “Service Provider,” means any person who is during the Severance Period, and was at any time during the one (1)–year period prior to the Termination Date, an employee, consultant, or independent contractor of the Employer or the Company.

(1) Non-Solicitation of Service Providers. During the Severance Period, Executive shall not, anywhere in the Territory, on Executive’s own behalf or on behalf of any other person or entity, either directly or indirectly recruit, encourage, or solicit any Service Provider to leave or reduce that Service Provider’s employment with or services to the Employer or to the Company

(2) Non-Solicitation of Customers. During the Severance Period, Executive shall not, anywhere in the Territory, on Executive’s own behalf or on behalf of any other person or entity, either directly or indirectly, contact, encourage, or solicit away any Customer with respect to the Business.

(3) Non-Competition. During the Severance Period, Executive shall not, anywhere in the Territory, whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, joint venturer, trustee, stockholder, investor, lender, or guarantor of any corporation, partnership, or other entity, or in any other capacity, either directly or indirectly (on Executive’s own behalf or on behalf of any other person or entity) (a) engage in the Business or (b) permit Executive’s name to be used in the Business. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to two percent (2%) of any class of “publicly traded securities” of any business that is competitive with or similar to the Business or any person who owns a business that is competitive with or similar to the Business. Executive acknowledges and agrees that each of the restrictions of this Section VII.B.2.c. is reasonable with respect to subject matter, length of time, and geographic area, and will not prevent Executive from pursuing an occupation or living during the Severance Period.

d. In the event that Executive breaches any of Executive’s obligations under Section VII.B.2.c. above prior to expiration of the Severance Period:

(1) Executive shall cease to be entitled to any further Severance Benefits, otherwise to be provided under Section VII.B.1 above, except that Executive shall be eligible to receive or retain, as the case may be, Severance Benefits equal to fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of such breach. Any additional payments that Executive is eligible to receive pursuant to this Section in order to bring the total amount of Severance Benefits to 50% shall be paid at the same time or times as such payments would otherwise have been paid under section VII.B.1;

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(2) Employer shall be entitled to recover from Executive any and all amounts that may have been paid to or on behalf of Executive as Severance Benefits in excess of fifty percent (50%) of the total amount of Severance Benefits to which Executive otherwise would have been eligible to receive in the absence of Executive’s breach; and

(3) Employer shall be entitled to take any and all action(s) necessary to pursue legal and equitable remedies against Executive, including, without limitation, injunctive relief.

e. Severance Benefits provided under Section VII.B.1 above shall in all cases be reduced by any payments or benefits to which Executive may be entitled under the federal Worker Adjustment Retraining Notification Act, and/or under any applicable state law counterpart statute.

f. Severance Benefits under Section VII.B.1 above shall be the only severance and/or measure of damages or loss to which Executive shall be entitled upon any termination of Executive’s employment with Employer. Except as set forth in Section VII.A.1 above, no other amounts or benefits shall be owed to Executive, including but not limited to under any other plan, program or practice of Employer or of any subsidiary, affiliate or parent of Employer.

g. Notwithstanding anything herein to the contrary, in any case where the date of termination and the last day of the General Release revocation period fall in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.

3. Separation from Service. For purposes of this Agreement, “Separation from Service” shall mean Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered in Employee status during the immediately preceding thirty–six (36) months (or such shorter period for which Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether Executive has incurred a Separation from Service, Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)–2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)–2 of the Treasury Regulations.

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4. Section 409A.

a. This Agreement is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

b. Notwithstanding any provision to the contrary in this EA, no Severance Benefits to which Executive otherwise becomes entitled under this EA, shall be made or provided to Executive prior to the earlier of (i) the expiration of the six (6)–month period measured from the date of his Separation from Service or (ii) the date of his death, if Executive is deemed, pursuant to procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non–qualified deferred compensation plans subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all Severance Benefits that otherwise would have been payable or reimbursed to Executive during the deferral period shall be paid or reimbursed to Executive in a lump sum, and any remaining Severance Benefits due to Executive pursuant to this EA shall be paid or provided in accordance with Section VII.B.1. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)–month period beginning on April 1 of the following calendar year.

c. Unless required by Section 409A of the Code, the six–month holdback set forth in Section VII.B.4.b above shall not be applicable to (i) any Severance Benefits under Sections VII.B.1 that qualify as Short–Term Deferral Payments and (ii) any remaining portion of such Severance Payments paid after Executive’s Separation from Service to the extent (A) that the dollar amount of those payments does not exceed two (2) times the lesser of (x) Executive’s annualized compensation (based on his annual rate of pay for the calendar year preceding the calendar year of his Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had his Separation from Service not occurred) or (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive has a Separation from Service, and (B) such Severance Payments are to be made to Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs.

VIII. Miscellaneous.

A. Governing Law. This EA shall be construed and interpreted in accordance with the laws of State of Texas.

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B. Severability. Should any provision (or portion of provision) of this EA become or be deemed unenforceable, such unenforceability will not affect any other provision and this EA shall be construed as if such unenforceable provision (or portion of provision) had never been contained herein, except that if the restrictions of VII.B.2.c(2)–(3), are found to be unenforceable, Executive shall not be entitled to more than 50% of the Severance Benefits provided by Section VII.B.1.

C. Remedies. Except as otherwise provided herein, all rights and remedies provided pursuant to this EA or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. Either of the Parties may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of the other party’s breach hereunder or may pursue any other available remedy.

D. Arbitration. Any and all disputes by and among any of the Parties that arise from or relate to this EA shall be resolved through final and binding arbitration which shall be instead of any civil litigation, except to the extent specifically set forth in Section VIII.D.5., below. Each of the Parties hereby waives their respective right to a jury trial as to such disputes, and understands and agrees that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. The provisions of this Section VIII D. shall replace and supersede the provisions of Section 5 of the Confidential Information Agreement in its entirety.

1. Arbitration shall be conducted in Dallas, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect and to the extent consistent with applicable law, although the arbitrator shall be selected by mutual agreement of the parties and need not be a panel member of the American Arbitration Association. It is the Parties’ intent that, prior to initiating arbitration proceedings, the Parties shall mediate their dispute with one another in a good faith attempt to avoid the necessity of resolving their disputes through arbitration proceedings.

2. The arbitrator shall allow the discovery authorized and/or required by applicable law in arbitration proceedings, including but not limited to discovery available under applicable state and/or federal arbitration statutes, including the Federal Arbitration Act.

3. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by applicable law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

4. Each party to the arbitration shall bear their own respective attorneys’ fees and costs incurred in connection with the arbitration; and the parties shall share equally the arbitrator’s fees, unless law applicable at the time of the arbitration hearing requires otherwise. The arbitrator shall award attorneys’ fees and costs of arbitration to the prevailing party. If there is a dispute as to which of the Parties is the prevailing party in the arbitration, the Arbitrator will decide this issue.

Bryce Engel

5. Any dispute or controversy arising out of or relating to any interpretation, construction, performance, or breach of Sections 2 and 4 of the Confidential Information Agreement may, at the election of the Company in its sole discretion, be brought in any state or federal court of competent jurisdiction. In connection therewith, Executive acknowledges that his breach of or other failure to comply with any provision of the foregoing Sections would cause irreparable harm to the Company for which there is no adequate remedy at law, and that in the event of such breach or failure the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance, or other equitable relief to prevent the violation of his obligations thereunder.

6. To the extent that any of the AAA Rules or anything in this Section VIII.D. conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. In the event Executive is a registered representative under the rules of the Financial Industry Regulatory Authority (“FINRA”), then notwithstanding anything to the contrary in this Section, if required by the rules of FINRA, the arbitration shall be conducted in accordance with the rules and procedures of FINRA, the Company’s Employee Handbook and other Company documentation (each of which contain policies and procedures relating to FINRA arbitration).

E. Assignment; Successors. This EA may not be assigned by Executive. This EA may be assigned by Employer, upon written notice to Executive, and shall be binding on the successors of Employer.

F. Changes to Agreement. This EA may only be changed by another written agreement signed by Executive and by a duly authorized representative of the Company. Notwithstanding the foregoing, the Company reserves the right to amend this EA in any way that the Company in good faith determines may be advisable to help ensure compliance with Section 409A of the Code and any regulations or other guidance thereunder (together, “Section 409A”). Any such amendment shall preserve, to the extent reasonably possible and in a manner intended to satisfy Section 409A and avoid the imputation of penalties or taxes under Section 409A, the original intent of the parties and the level of benefits hereunder.

G. Counterparts. This EA may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

H. Notices. Notice under this EA, including any change to the following and assignment of this EA by the Company, shall be delivered as follows:

To the Company:	Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 Attn: CEO

To: Executive:	Bryce Engel 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201

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I. Complete Agreement. There are no promises, representations, or commitments made by, between or among Executive and Employer regarding the subjects covered by this EA that do not appear expressly written in this EA. In executing this EA, each of the Parties represents and warrants to the others that it is not relying on any promises, representations, negotiations, statements or commitments that are not expressly set forth in this EA. This EA supersedes, cancels, and replaces any and all prior verbal and written agreements between the Parties regarding any of the subjects covered by this EA, other than the Confidential Information Agreement and the agreements evidencing any of Executive’s outstanding equity awards.

J. Right to Counsel. Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this EA.

K. Other. This EA shall be broadly construed such that, with respect to Executive’s role as President of PFSI, the rights and obligations of Employer set forth herein shall also be deemed to be rights and obligations of PFSI.

IN WITNESS WHEREOF, the Parties have executed this EA as of the date first above written.

EXECUTIVE:

/s/ Bryce Engel

Name: Bryce Engel

THE COMPANY – Penson Worldwide, Inc.:

/s/ Philip A. Pendergraft

By: Philip A. Pendergraft

Title: CEO

Bryce Engel

Exhibit B

POST-TERMINATION GENERAL RELEASE OF ALL CLAIMS AGREEMENT

This Post-Termination General Release of All Claims Agreement (“Agreement”) is entered into between Penson Worldwide, Inc. (“Company”), and Bryce B. Engel (“Executive”), collectively referred to as the “Parties.” This Agreement is effective on the eighth day after Executive executes this Agreement (“Effective Date”).

In consideration for the severance benefits offered by the Company to Executive pursuant to his Executive Employment Agreement dated February 2, 2012 (the “Employment Agreement”), Executive agrees as follows:

1. Termination of Employment. Executive’s employment with the Company is terminated effective                      (“Termination Date”). On the Termination Date, Executive will incur a “separation from service” for purposes of Section 409A of the Internal Revenue Code, as amended. The Company will pay Executive’s final wages, including accrued but unused vacation pay as of the Termination Date (as reflected in the Company’s records), in accordance with applicable state law.

2. Release of Claims.

(a) In exchange for the consideration provided in the Employment Agreement, Executive hereby expressly waives, releases, and forever discharges the Company and its predecessors, successors, assigns, divisions, subsidiaries, parents, affiliates, officers, directors, executives, managers, supervisors, employees, partners, agents, attorneys and representatives (hereinafter the “Released Parties”), from any and all claims, demands, and causes of action that Executive has or claims to have, whether known or unknown, of whatever nature, that exists or may exist as of the date Executive executes this Agreement, including, but not limited to, claims arising from Executive’s employment with the Company and/or the termination thereof. As used in this paragraph, with the exception of claims for unemployment benefits, benefits in which Executive is vested, or claims of indemnification arising under any previously executed indemnification agreement, the Company’s charter documents, existing insurance policies or applicable law, which are specifically excluded, “claims,” “demands,” and “causes of action” include, but are not limited to, contract claims (express or implied), equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, emotional distress claims, defamation claims, negligence claims, invasion of privacy claims, public policy claims, wage claims, claims for stock options and/or for vesting of options, commissions/bonus pay, claims for severance pay, vacation pay, sick pay, debts, accounts, attorneys’ fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the U.S. or Texas Constitutions; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Texas Labor Code, including the Texas Commission on Human Rights Act

Bryce Engel

and Section 451.001 of the Texas Workers’ Compensation Act; or any other applicable federal, state or local law, rule, ordinance or regulation (“Released Claims”). Executive further represents and warrants that Executive has been fully and properly paid for all hours worked and that Executive has received all leave (state and federal), in accordance with applicable law. Executive specifically further acknowledges and agrees that: (i) during Executive’s employment with the Company, Executive was allowed to take all leave and afforded all other rights to which Executive was entitled under the FMLA; and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights. The claims being released do not include any claims, actions, causes of action, suits, demands, or proceedings that Executive may have against the Released Parties (1) arising from any breach of this Agreement or the severance provisions of the Employment Agreement; (2) arising after the date Executive signs this Agreement; (3) that cannot be waived as a matter of law; and (4) that are specifically excluded from the definitions of “claims,” “demands,” and “causes of action” (collectively, the “Excluded Claims”).

(b)	IMPORTANT NOTICE REGARDING RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”):

Without in any way limiting the generality or scope of the Release of Claims set forth in this paragraph 2, Executive hereby acknowledges that Executive knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims Executive may have under the ADEA, and acknowledges and agrees that:

(i)	This Agreement is written in a manner in which Executive fully understands;

(ii)	Executive specifically waives any rights or claims arising under the ADEA;

(iii)	This Agreement does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed;

(iv)	The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Executive is already entitled;

(v)	Executive has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact had an opportunity to do so;

(vi)	Executive has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement. Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period; and

(vii)

Once executed, Executive has a period of seven (7) days within which Executive can revoke this Agreement, and the Agreement shall not be effective until the 7-day revocation period has been exhausted. Thus, the Effective Date of this Agreement is the eighth day after this Agreement has been executed, provided it was not revoked. If Executive chooses to revoke this Agreement, Executive must do so in writing, and the revocation must be addressed and delivered to ATTN: CEO Penson Worldwide, Inc., 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, (fax)                     , before the expiration of the 7-day revocation period. If Executive delivers the revocation by hand or facsimile, the revocation

Bryce Engel

will be considered timely if delivered or faxed to ATTN: CEO at the above address and/or fax number within seven (7) days of Executive’s execution of this Agreement. If Executive delivers the revocation by mail, the revocation will be considered timely if it is mailed to ATTN: CEO at the above address and postmarked within seven (7) days of Executive’s execution of this Agreement.

(c) Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or the filing of any charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA waiver, nor does Executive agree to ratify any ADEA waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA claim except as authorized by federal or state law. Notwithstanding the foregoing two sentences, as provided above Executive waives any right to recover any monetary damages from any Released Party in a civil suit brought by any governmental agency or any other individual on Executive’s behalf with respect to any Released Claim.

3. No Filing of Claims/Release of Unknown Claims. Executive represents and warrants that Executive does not presently have on file and will not hereafter file any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Agreement. This representation and warranty does not apply to any Excluded Claims that Executive may have against the Company.

4. No Admission of Liability. Executive understands that nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Released Parties.

5. No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may claim to have against any Released Party.

6. Successors and Assigns. Executive understands and agrees that this Agreement and all of its terms shall be binding upon Executive’s representatives, heirs, executors, administrators, successors and assigns.

7. Attorneys’ Fees. Executive understands and agrees that in any dispute between the Company and Executive regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys’ fees arising out of such dispute, provided that such recovery is not otherwise prohibited by law.

Bryce Engel

8. Confidential Information. Executive acknowledges that on or about February 26, 2009 Executive executed a Confidential Information Agreement with the Company in which Executive agreed to maintain the confidentiality of certain trade secrets and/or proprietary information belonging to the Company. Executive understands and agrees that Executive’s obligations under such confidentiality agreement survive the termination of his/her employment with the Company and that Executive will continue to be bound by the covenants contained in such confidentiality agreement after the Termination Date.

9. Transition of Knowledge. Executive shall provide, cooperatively and in good faith, to those person(s) designated by the Company, to effectively transition to others Executive’s job, technical, operational, and financial information and knowledge, work product, and pending work, as and to the extent requested by the Company during the 60-day period after the Termination Date.

10. Return of Company Property. Executive agrees that, to the extent Executive has not already done so, Executive will return all Company property no later than fifteen (15) days after the Termination Date, including but not limited to Company property containing any Confidential Information, in good working order, reasonable wear and tear excepted, as a condition of receiving the severance benefits, including but not limited to, personal computers, laptops, fax machines, scanners, copiers, diskettes, CD-ROM(s), USB flashdrives and/or other portable electronic data storage devices, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, pagers, credit cards, telephone charge cards, manuals, building keys and passes, courtesy parking passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by Executive that is or was related to Executive’s employment with the Company. Executive may retain Executive’s personal copies of documents evidencing Executive’s hire, compensation, benefits, stock options, Executive’s employment agreement and Confidential Information Agreement, and any documents that Executive may have received as a stockholder of the Company. In addition, Executive confirms that Executive has finalized and submitted all expense reports, if any, and agrees by Executive’s signature on this Agreement that any amounts owed to the Company as of the Termination Date, if any, may be deducted from any payments made to Executive by the Company consistent with applicable law.

11. Non-Disparagement. Unless subject to any subpoena, order, or other process of any court or other governmental body,

(a) Executive agrees and represents that Executive will not at any time (i) publicly disparage or encourage or induce others to publicly disparage the Company, including any of its respective officers, directors, employees, representatives or agents; and/or (ii) engage in conduct that is deliberately intended to injure the Company’s reputation and interests, including the reputations and interests of its respective officers, directors, employees, representatives or agents; and

Bryce Engel

(b) the Company agrees that its Executive Officers will not publicly disparage or encourage or induce others to publicly disparage Executive, or engage in conduct that is deliberately intended to injure Executive’s reputation and interests.

12. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

13. Integration. This Agreement, the Employment Agreement and the Confidential Information Agreement express the entire agreement between the Parties with respect to the subject matter hereof. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement and the Confidential Information Agreement that survive termination, including, but not limited to (i) his agreement not to solicit Company employees, consultants, independent contractors or customers and not to compete against the Company, for a period of twelve (12) months following the Termination Date; (ii) his duty not to violate the Confidential Information Agreement; and (iii) his (and the Company’s) agreement to arbitrate disputes. Moreover, nothing in this Agreement supersedes any previously executed indemnification agreement as may be referenced in paragraph 2 of this Agreement. No changes may be made to the Agreement unless they are made in writing and signed and authorized by the Company.

14. Choice of Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of law provisions of Texas law, or of any other jurisdiction, except where preempted by federal law. The Parties hereby agree that any dispute that arise from or relate to or any action to enforce this Agreement shall be submitted to final and binding arbitration in Dallas, Texas in accordance with Section VIII.D. of the Employment Agreement.

15. Severability. Executive agrees that if any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

16. Multiple Counterparts. This Agreement may be executed and delivered in two or more counterparts each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.

17. Voluntary Agreement. EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

Bryce Engel

IN WITNESS WHEREOF, I have executed this Agreement on the date provided below.

BY:
Executive’s Signature

Executive’s Name – Typed or Printed

DATED:                                     _

Penson Worldwide, Inc.

BY:

DATED:

_

Bryce Engel